Amendment No. 1 to
PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 38 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                        Dated February 10, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                  Euro Fixed Rate Senior Bearer Notes Due 2005
                               -------------------

     We may not redeem these Global Medium-Term Notes, Series D (Senior Euro Fixed Rate Notes Due 2005) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as is practicable following the settlement of the notes.

     We will apply to list the notes on the Paris Bourse.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:          Euro 500,000,000

Maturity Date:             July 12, 2005; provided that if such day is not a
                           business day, the payment of principal and interest due on such date will be made on the next succeeding day that is a business day, and no interest shall accrue for the period from and after the maturity date.

Settlement Date
  (Original Issue Date):   February 17, 2000

Interest Accrual Date:     February 17, 2000

Issue Price:               99.308%

Specified Currency:        Euro

Redemption Percentage
    at Maturity:           100%

Initial Redemption
    Percentage:            N/A

Annual Redemption
    Percentage Reduction:  N/A

Optional Repayment
    Date(s):               N/A


Interest Rate:             5.625% per year, on an actual/actual day count basis

Maximum Interest Rate:     N/A

Minimum Interest Rate:     N/A

Interest Payment Dates:    Each July 12, commencing July 12, 2000; provided
                           that if that day is not a business day, the interest payment will be made on the next succeeding day that is a business day

Interest Payment Period:   Annual; provided that the interest payment for
                           July 12, 2000 will be for the period from and
                           including February 17, 2000 to but excluding July 12,
                           2000

Denominations:             Euro 10,000

Business Day:              New York, London or TARGET

Paying Agent in France:    Morgan Stanley S.A.

Common Code:               107963182

ISIN:                      XS0107963182

Code Sicovam:              49733

Other Provisions:          See below

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


MORGAN STANLEY DEAN WITTER

ABN AMRO                                                        BARCLAYS CAPITAL
CDC MARCHES                                       COMMERZBANK AKTIENGESELLSCHAFT
CREDIT LYONNAIS                                 DEUTSCHE BANK AKTIENGESELLSCHAFT

Plan of Distribution:

     On February 10, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.008%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 99.308% less a selling concession of 0.150% and a combined management and underwriting commission of 0.150% of the principal amount of these notes.


                                                           Principal Amount of
                         Name                                     Notes
                         ----                              -------------------
     Morgan Stanley & Co. International Limited.........    Euro  470,000,000
     ABN AMRO Bank NV...................................            5,000,000
     Barclays Bank PLC..................................            5,000,000
     CDC Marches........................................            5,000,000
     Commerzbank Aktiengesellschaft.....................            5,000,000
     Credit Lyonnais....................................            5,000,000
     Deutsche Bank Aktiengesellschaft...................            5,000,000

             Total......................................     Euro 500,000,000
                                                             ================

     Morgan Stanley Dean Witter & Co. and each manager have represented and agreed that these notes are being issued outside France and that they have not offered or sold, and will not offer or sell any of these notes in the Republic of France, in connection with their initial distribution, and have not distributed and will not distribute or cause to be distributed in the Republic of France the prospectus or any amendment, supplement or replacement thereto including this pricing supplement or any other offering material relating to these notes, except (i) to qualified investors (investisseurs qualifies) and/or
(ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in Article 6 of Ordinance dated September 28, 1967 (as amended) and Decree n(degree)98-880 dated October 1, 1998.

     You may inspect the documentation for these notes at the offices of Morgan Stanley S.A., the paying agent, in France, located at:

                  25, rue Balzac
                  75008 Paris
                  France

     The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.

                   CARACTERISTIQUES PRINCIPALES DE L'EMISSION


Emetteur                            Morgan Stanley Dean Witter & Co.

Chef de file                        Morgan Stanley Dean Witter.

Montant Euro 500.000.000 represente par 50.000 obligations d'un montant nominal de Euro 10.000.

Forme des obligations               au porteur.

Prix d'emission                     99,308 pour cent du montant nominal.

Date de reglement
et de jouissance                    17 fevrier 2000.

Date d'echeance                     12 juillet 2005, sauf si cette date
                                    n'est pas un jour ouvre, auquel cas
                                    la date d'echeance sera le jour ouvre
                                    suivant.

Interets 5,625 pour cent par an, calcule sur la base du nombre exact de jours de la periode d'interets concernee et du nombre exact de jours ecoules dans l'annee concernee. Les interets seront payables annuellement a terme le 12 juillet de chaque annee (et pour la premiere fois le 12 juillet 2000, pour la periode comprise entre le 17 fevrier 2000 et le 12 juillet 2000), sauf si cette date n'est pas un jour ouvre, auquel cas la date de paiement d'interets sera le jour ouvre suivant.

Amortissement normal                En totalite, au pair a l'echeance.

Amortissement anticipe              L'emetteur s'interdit de proceder,
                                    pendant toute la duree de l'emprunt, au
                                    remboursement anticipe des obligations
                                    sauf en cas de changement du regime
                                    fiscal qui leur est applicable, auquel
                                    cas les obligations seront remboursees
                                    au pair, augmentees des interets courus
                                    non echus.

Regime fiscal                       A la date de la presente Note
                                    d'Operation, les paiements effectues
                                    par l'emetteur ne sont soumis a
                                    aucun prelevement ni a aucune
                                    retenue a la source aux Etats-Unis.

Emissions ulterieures               Dans le cas ou l'emetteur emettrait
                                    ulterieurement de nouvelles obligations
                                    entierement assimilables aux
                                    obligations de la presente emission,
                                    notamment quant au montant nominal, aux
                                    interets, a leur echeance, aux
                                    conditions et date de remboursement (a
                                    l'exception de celles relatives au
                                    premier paiements des interets) et aux
                                    garanties, il pourrait unifier les
                                    operations de service financier pour
                                    l'ensemble de ces obligations.

Prescription                        Le paiement du principal et des
                                    interets dus au titre des
                                    obligations sera prescrit au bout de
                                    2 ans a compter de la date de leur
                                    mise en remboursement (ou en
                                    paiement en ce qui concerne les
                                    interets).

Service financier                   Le service financier sera assure et le
                                    remboursement des obligations amorties
                                    pourra etre demande, sans frais pour
                                    les porteurs, aupres de Morgan Stanley
                                    S.A, 25, rue Balzac 75008 Paris.

Cotation                            Les obligations seront cotees au
                                    Compartiment International du
                                    Premier Marche de Parisbourse SBF SA
                                    a compter du 21 fevrier 2000.

Avis aux obligataires               Les avis destines aux porteurs
                                    d'obligations et de coupons seront
                                    reputes valablement donnes s'ils sont
                                    publies dans "Les Echos", tant que les
                                    obligations sont cotees a Paris, et
                                    dans le "Financial Times" de Londres,
                                    ou si la publication dans ces journaux
                                    ne peut etre effectuee en temps voulu,
                                    dans tout autre journal choisi par
                                    l'agent financier.

Compensation                        Les obligations seront admises aux
                                    operations de la Sicovam,
                                    d'Euroclear et de Clearstream sous
                                    les references suivantes:

                                    Code ISIN:        XS0107963182
                                    Code commun:      107963182
                                    Code Sicovam:     49733

Note d'Operation                    La Commission des Operations de Bourse
                                    a enregistre les documents denommes
                                    "Prospectus" et "Prospectus Supplement"
                                    sous le n(degree)P99-159 du 4 mai 1999
                                    et a appose sur la presente Note
                                    d'Operation le visa n(degree)00-176 du
                                    17 fevrier 2000. Ces documents sont
                                    tenus a la disposition du public et
                                    peuvent etre obtenus aupres de Morgan
                                    Stanley S.A., 25, rue Balzac 75008
                                    Paris.

Membre de marche
specialiste de la cotation          Patrick du Bouzet S.A.

Droit applicable                    Droit de l'Etat de New York, Etats-Unis
                                    d'Amerique.

            PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
           D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
         (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
          ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION
         DES OPERATIONS DE BOURSE SOUS LE NO. P99-159 DU 4 MAI 1999


1.       Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 4 mai 1999, date du no. d'enregistrement P99-159 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                      Morgan Stanley Dean Witter & Co.



                          -----------------------
                             Alexander C. Frank
                                 Treasurer

2.       Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                            Morgan Stanley S.A.



                          -----------------------
                             Victoria Emmerson
                                 Associate
                              Attorney-in-fact

      La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires (BALO) du 21 fevrier 2000. .

               VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P99-159 du 4 mai 1999 et a appose sur la presente Note d'Operation le visa no. 00-176 du 17 fevrier 2000.